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                                                                     EXHIBIT 3.2

                                                                  EXECUTION COPY

            Series G Flexible Cumulative Redeemable Preferred Stock
                  (Liquidation Preference $100,000 Per Share)

                             ARTICLES SUPPLEMENTARY

                       FIRST INDUSTRIAL REALTY TRUST, INC.

                          ----------------------------

            Articles Supplementary of Board of Directors Classifying
                 and Designating a Series of Preferred Stock as
             Series G Flexible Cumulative Redeemable Preferred Stock
                           and Fixing Distribution and
                   Other Preferences and Rights of Such Series

                          ----------------------------

                            Dated as of May 26, 2004

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                                                                  EXECUTION COPY

                       FIRST INDUSTRIAL REALTY TRUST, INC.

                                   ----------

            Articles Supplementary of Board of Directors Classifying
                 and Designating a Series of Preferred Stock as

             Series G Flexible Cumulative Redeemable Preferred Stock
                           and Fixing Distribution and
                   Other Preferences and Rights of Such Series

                                   ----------


                  First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  Pursuant to authority conferred upon the Board of Directors by the Charter and Bylaws of the Company, the Board of Directors on December 3, 1996, December 4, 1997 and December 3, 1998 adopted resolutions appointing certain members of the Board of Directors to a committee (the "Special Committee") with power to cause the Company to issue, among other things, certain series of Preferred Stock and to determine the number of shares which shall constitute such series and the Distribution Rate (as defined herein) and other terms of such series. The Special Committee pursuant to a resolution dated May 24, 2004 (i) authorized the creation and issuance of up to 250 shares of Series G Flexible Cumulative Redeemable Preferred Stock which stock was previously authorized but unissued Preferred Stock, and (ii) determined the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, distribution rate, and terms and conditions of redemption of the shares of such series. Such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption, number of shares and distribution rate, as determined by such duly authorized committee, as applicable, are as follows:

                  Section 1. Number of Shares and Designation. This class of Preferred Stock shall be designated Series G Flexible Cumulative Redeemable Preferred Stock (the "Series G Preferred Shares") and the number of shares which shall constitute such series shall not be more than 250 shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

                  Section 2. Distribution Rights. (1) The following terms shall have the meanings assigned to them in this Section 2:

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         "3-month LIBOR Rate" means, for each Distribution Period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. Dollars having a term of three months, as published on the first Business Day of each week during the relevant Calendar Period immediately preceding the Distribution Period for which the Floating Rate is being determined. Such quotes will be taken from the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) on the Distribution Determination Date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. Dollars to leading European banks for a period of three months.

         "10-year Treasury CMT" means the rate determined in accordance with the following provisions:

                           (i) With respect to any Distribution Determination Date and the Distribution Period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 containing the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," and the column for the Designated CMT Maturity Index.

                           (ii) If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

                           (iii) If such rate is no longer displayed on the relevant page, or if not published by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Distribution Determination Date with respect to such Distribution reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 and published in H.15(519).

                           (iv) If such information is not provided by 3:00 P.M., New York City time, on the applicable Distribution Determination Date, then the 10-year Treasury CMT for such Distribution Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered

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         rates as of approximately 3:30 P.M., New York City time, on such
         Distribution Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Debentures") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

                           (v) If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Distribution Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Distribution Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

                           (vi) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Distribution Determination Date will remain the 10-year Treasury CMT for the immediately preceding interest period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

         "30-year Treasury CMT" has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

         "Bloomberg" means Bloomberg Financial Markets Commodities News.

         "Business Day" means a day other than (i) a Saturday or Sunday; (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed; or (iii) a day on which the Company's principal executive office is closed for business.

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         "Calculation Agent" means the Bank of New York, or its successor appointed by the Company, acting as calculation agent.

         "Calendar Period" means a period of 180 calendar days.

         "Clearing Agency" means an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act. The Depository Trust Company will be the initial Clearing Agency.

         "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

         "Definitive Series G Preferred Share Certificates" means any Series G Preferred Share Certificate issued in certificated, fully registered form, other than any global certificate registered in the name of the Clearing Agency.

         "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

         "Distribution Determination Date" means the second London Business Day immediately preceding the first day of the relevant Distribution Period in the Floating Rate Period.

         "Distribution Payment Date" means each day on which Distributions are payable determined based on the then-applicable Distribution Period.

         "Distribution Period" means each semiannual period in a Fixed Rate Period and each quarterly period in a Floating Rate Period for which Distributions are payable; provided that the last Distribution Period in a Fixed Rate Period may be shorter than six (6) months and the last Distribution Period in a Floating Rate Period may be shorter than three
         (3) months.

         "Distribution Rate" means the rate at which Distributions will accrue in respect of any Distribution Period, as determined pursuant to the terms of this Section 2, whether by Remarketing or otherwise.

         "Distributions" means amounts payable in respect of the Series G Preferred Shares as provided in this Section 2.

         "Election Date" means, with respect to any proposed Remarketing, a date as determined by the Company that is no later than the fifth Business Day prior to the proposed Remarketing Date.

         "Fixed Rate" means the Distribution Rate during the Initial Fixed Rate Period and any subsequent Fixed Rate Period as determined by a Remarketing.

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         "Fixed Rate Period" means the Initial Fixed Rate Period and each period set by the Company during a Remarketing for which the Fixed Rate determined in such Remarketing will apply; provided, however, that a Fixed Rate Period must be for a duration of at least six months and may not end on a day other than a Distribution Payment Date.

         "Floating Rate" means the Distribution Rate during a Floating Rate Period calculated pursuant to Section 2(10) hereof.

         "Floating Rate Period" means any period during which a Floating Rate is in effect.

         "Initial Distribution Rate" means 7.236% per annum.

         "Initial Fixed Rate Period" means the Issue Date through March 31,
         2014.

         "Issue Date" means the date of the delivery of the Series G Preferred Shares.

         "Owners" means each Person who is the beneficial owner of a Series G Preferred Share Certificate as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).

         "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

         "Redemption Date" means, with respect to any Series G Preferred Shares to be redeemed, the date fixed for such redemption by or pursuant to this Articles Supplementary.

         "Remarketing" means the conduct by which a Fixed Rate shall be determined in accordance with the Remarketing Procedures.

         "Remarketing Agent" means Lehman Brothers, Inc., its successors or assigns, or such other remarketing agent appointed to such capacity by the Company.

         "Remarketing Agreement" means the agreement among the Company, First Industrial L.P., a Delaware limited partnership, and Lehman Brothers Inc., as Remarketing Agent, dated May 27, 2004.

         "Remarketing Date" means any Business Day no later than the third Business Day prior to any Remarketing Settlement Date.

         "Remarketing Procedures" means those procedures set forth in Section 2(12) hereof.

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         "Remarketing Settlement Date" means, to the extent applicable, (i) the first Business Day of the next Distribution Period following the expiration of the Initial Fixed Rate Period; (ii) any Distribution Payment Date during a Floating Rate Period; or (iii) any Distribution Payment Date during a time in which Series G Preferred Shares are not redeemable in a subsequent Fixed Rate Period and the date set by the Company during a time in which the Series F Preferred Shares are redeemable in a subsequent Fixed Rate Period.

         "Series G Preferred Share Certificate" means a certificate evidencing ownership of a Series G Preferred Share.

         Notwithstanding the foregoing, in the event the Company issues depositary shares each representing 1/100th of a Series G Preferred Share (the "Depositary Shares") in respect of all of the issued and outstanding Series G Preferred Shares at a defined multiple thereof, then (i) the provisions of this
Section 2 relating to the Remarketing of and establishment of Distribution Rates for the Series G Preferred Shares shall be deemed to refer to the Depositary Shares, (ii) the Distribution Rate per share on the Series G Preferred Shares for each Distribution Period shall be equal to the Distribution Rate per share on the Depositary Shares for such Distribution Period determined in accordance with this Section (2) and (iii) in the definitions of "Definitive Series G Preferred Share Certificate," "Owners" and "Series G Preferred Share Certificate," the term "Preferred Share Certificate" shall be deemed to refer to the Depositary Shares.

         "Telerate Page 3750" means the display designated on page 3750 on MoneyLine Telerate (or such other pages as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dolllars deposits).

         "Telerate Page 7051" means the display on MoneyLine Telerate (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

                  (2) Distributions shall be payable in cash on the Series G Preferred Shares when and as declared by the Board of Directors, out of assets legally available therefore. Distributions shall accrue from the Issue Date until the Redemption Date. During the Initial Fixed Rate Period, Distributions will be payable semiannually in arrears on March 31 and September 30 of each year, commencing on September 30, 2004. During any subsequent Fixed Rate Period Distributions will be payable semiannually in arrears determined based on the Remarketing Date (for example, if the Series G Preferred Shares are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on June 30 and December 31 of each year and if the Series G Preferred Shares are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on September 30 and March 31 of each year), and on each other date on which a Fixed Rate Period ends. Any Fixed Rate Period may not end on a day other than a Distribution Payment Date. During any Floating Rate Period, Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and on each other date on which a Floating Rate Period ends. Distributions not paid on a Distribution Payment Date will accumulate additional

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Distributions (to the extent permitted by law) compounded semiannually at the
Fixed Rate or quarterly at the Floating Rate, as applicable, then in effect.

                  Each such Distribution shall be paid to the holders of record of Series G Preferred Shares as they appear on the stock register of the Company as of the opening of business on the Business Day immediately preceding such Distribution Payment Date. After full Distributions on the Series G Preferred Shares have been paid or declared and funds set aside for payment for all past Distribution Periods and for the then current Distribution Period, the holders of the Series G Preferred Shares will not be entitled to any further Distributions with respect to that Distribution Period.

                  (3) If any Distribution Payment Date with respect to a Fixed Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date, with the same force and effect as if payment was made on the date such payment was originally payable. If any Distribution Payment Date with respect to a Floating Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date and Distributions shall accrue to the actual payment date (except for a Distribution Payment Date that coincides with the Redemption Date).

                  (4) The amount of Distributions payable on each Distribution Payment Date relating to a Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of Distributions payable on each Distribution Payment Date relating to a Floating Rate Period will be computed by multiplying the per annum Distribution Rate in effect for such Distribution Period by a fraction, the numerator of which will be the actual number of days in such Distribution Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by (i) $100,000 with respect to each Series G Preferred Share or (ii) $1,000 in the event the Company has issued Depositary Shares in respect of all of the issued and outstanding Series G Preferred Shares.

                  (5) When Distributions are not paid in full upon the Series G Preferred Shares and any other series of preferred stock of the Company ranking on a parity therewith as to dividends, all Distributions declared upon the Series G Preferred Shares and any other series of preferred stock of the Company ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Series G Preferred Shares and such other series of preferred stock shall in all cases bear to each other that same ratio that the accumulated dividends per share on the Series G Preferred Shares and such other series of preferred stock bear to each other. Except as provided in the preceding sentence, unless an amount equal to full cumulative Distributions on the Series G Preferred Shares has been paid to holders of record of Series G Preferred Shares entitled to receive Distributions as set forth above by the Company for all past Distribution Periods, no Distributions (other than in shares of the Company's common stock, par value $.01 per share (together with any other shares of capital stock of the Company into which such shares shall be reclassified or changed "Common Stock"), or other shares of capital stock of the Company ranking junior to the Series G Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Stock or any other shares of capital stock of

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the Company ranking junior to or on a parity with the Series G Preferred Shares as to dividends or upon liquidation. Unless an amount equal to full cumulative Distributions on the Series G Preferred Shares has been paid to holders of record of Series G Preferred Shares entitled to receive Distributions as set forth above by the Company for all past Distribution Periods, no Common Stock or any other shares of capital stock of the Company ranking junior to or on a parity with the Series G Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company or any subsidiary of the Company, except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Series G Preferred Shares as to dividends and upon liquidation.

                  (6) During the Initial Fixed Rate Period, the Distribution Rate shall be the Initial Distribution Rate.

                  (7) Prior to the expiration of the Initial Fixed Rate Period, the Company will have the option to remarket the Series G Preferred Shares to establish a new Fixed Rate with respect to the Series G Preferred Shares (to be in effect after the Initial Fixed Rate Period). Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Company determines in connection with the Remarketing, provided that a Fixed Rate Period must be for a duration of at least six months and may not end on a day other than a Distribution Payment Date. Prior to the expiration of any Fixed Rate Period after the Initial Fixed Rate Period during which the Series G Preferred Shares are not redeemable, the Company will have the option to remarket the Series G Preferred Shares to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period). The Company also has the option to remarket the Series G Preferred Shares for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period prior to any Distribution Payment Date in any subsequent Fixed Rate Period during a time in which the Series G Preferred Shares are redeemable.

                   If the Company elects to conduct a Remarketing of the Series G Preferred Shares for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period, the Company shall, not less than 10 nor more than 35 Business Days prior to the related Election Date, notify in writing the Clearing Agency, the Remarketing Agent and the Calculation Agent. If the Series G Preferred Shares are not issued in global, fully registered form to the Clearing Agency, such notice shall be delivered to the Owners instead of the Clearing Agency. Such notice shall describe the Remarketing and shall indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. The Company shall have the right to terminate a Remarketing at any time prior to the Election Date by notice of such termination to the Clearing Agency (or the Owners, as applicable), the Remarketing Agent and the Calculation Agent.

                  (8) If the Remarketing Agent has determined that it will be able to remarket all Series G Preferred Shares tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at a price of $100,000 per Series G Preferred Share (or $1,000 per Depositary Share), prior to 4:00 P.M., New York City time, on any Remarketing Date, the Distribution Rate for the new Fixed Rate Period will be the Fixed Rate determined by the Remarketing Agent, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent

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per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum that will enable it to remarket all Series G Preferred Shares tendered or deemed tendered for Remarketing at a price of $100,000 per Series G Preferred Share (or $1,000 per Depositary Share).

                  (9) If the Series G Preferred Shares are not redeemed and the Company does not elect to remarket the Series G Preferred Shares pursuant to this Section 2 or has terminated a Remarketing or if the Remarketing Agent is unable to remarket all of the Series G Preferred Shares tendered or deemed tendered for a purchase price of $100,000 per Series G Preferred Share (or $1,000 per Depositary Share) pursuant to the Remarketing procedures described above, Distributions on the Series G Preferred Shares will thereafter be cumulative from such date and the Distribution Rate shall be the Floating Rate and the new Distribution Period shall be a Floating Rate Period, subject to the Company's right to subsequently remarket the Series G Preferred Shares to again establish a Fixed Rate for a new Fixed Rate Period. During any Floating Rate Period, the Company may elect to remarket the Series G Preferred Shares prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

                  (10) The Calculation Agent shall calculate the Floating Rate on the applicable Distribution Determination Date as follows:

         Except as provided below, the Floating Rate for any Floating Rate Period for the Series G Preferred Shares will be equal to the Adjustable Rate (as defined below) plus 2.500%. The "Adjustable Rate" for any Distribution Period will be equal to the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined above and collectively referred to as the "Benchmark Rates") for such Distribution Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

                           (i) any one of the Benchmark Rates cannot be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to the higher of whichever two of such rates can be so determined;

                           (ii) only one of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to whichever such rate can be so determined; or

                           (iii) none of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for the preceding Distribution Period will be continued for such Distribution Period.

         The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

         The Floating Rate with respect to each Floating Rate Period will be calculated as

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promptly as practicable by the Calculation Agent according to the appropriate method described above.

                  (11) If a new Fixed Rate for a new Fixed Rate Period is set in a Remarketing (as described in this Section 2), a new Fixed Rate Period shall commence following the expiration of the then current Distribution Period. If a new Fixed Rate for a new Fixed Rate Period is not set, for any reason, including after the expiration of the Initial Fixed Rate Period, in accordance with the terms of Section 2(12) of these Articles Supplementary, a Floating Rate Period and the corresponding Floating Rate determined or redetermined in accordance with Section 2(10) shall be in effect unless and until the Company remarkets the Series G Preferred Shares and sets a new Fixed Rate for a new Fixed Rate Period in accordance with this Section 2 and the Remarketing Procedures.

                  (12) (a) If the Company elects to conduct a Remarketing, the Company, not less than 10 nor more than 35 Business Days prior to the related Election Date, is required pursuant to Section 2(7) to give the written notice of proposed Remarketing of the Series G Preferred Shares to the Clearing Agency, the Remarketing Agent and the Calculation Agent. If the Series G Shares are not issued in global, fully registered form to the Clearing Agency, such notice shall be delivered to the Owners instead of the Clearing Agency. As required by
Section 2(7), such notice will describe the Remarketing and will indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. At any time prior to the Election Date, the Company may elect to terminate a Remarketing by giving the Clearing Agency (or the holders, as applicable), the Remarketing Agent and the Calculation Agent written notice of such termination.

                  (b) Not later than 4:00 P.M., New York City time, on an Election Date, each Owner of Series G Preferred Shares may give, through the facilities of the Clearing Agency in the case of book-entry Series G Preferred Share Certificates, a written notice to the Company of its election ("Notice of Election") (i) to retain and not to have all or any portion of the Series G Preferred Shares owned by it remarketed in the Remarketing or (ii) to tender all or any portion of such Series G Preferred Shares for purchase in the Remarketing (such portion, in either case, is to be in the Liquidation Amount of $100,000 (or $1,000 per Depository Share) or any integral multiple thereof). Any Notice of Election given to the Company will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the Remarketing. Promptly after 4:30 P.M., New York City time, on such Election Date, the Company, based on the Notices of Election received by it through the Clearing Agency (or from the Owners, if Definitive Series G Preferred Share Certificates have been issued) prior to such time, will notify the Remarketing Agent of the number of Series G Preferred Shares to be retained by holders of Series G Preferred Shares and the number of Series G Preferred Shares tendered or deemed tendered for purchase in the Remarketing.

                  (c) If any holder gives a Notice of Election to tender Series G Preferred Shares as described in Section 12(b)(ii) above, the Series G Preferred Shares so subject to such Notice of Election will be deemed tendered for purchase in the Remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Series G Preferred Shares to the Remarketing Agent for purchase. If any holder of Series G Preferred Shares fails timely to

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deliver a Notice of Election, as described above, such Series G Preferred Shares will be deemed tendered for purchase in such Remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Series G Preferred Shares to the Remarketing Agent for purchase.

                  (d) The right of each holder of Series G Preferred Shares to have Series G Preferred Shares tendered for purchase in the Remarketing shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) Series G Preferred Shares tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Series G Preferred Shares at a Fixed Rate and (iv) such purchaser or purchasers deliver the purchase price therefore to the Remarketing Agent.

                  (e) Any holder of Series G Preferred Shares that desires to continue to retain a number of Series G Preferred Shares, but only if the Fixed Rate is not less than a specified rate per annum, shall submit a Notice of Election to tender such Series G Preferred Shares pursuant to this Section 2(12) and separately notify the Remarketing Agent of its interest at the telephone number set forth in the notice of Remarketing delivered pursuant to this Section 2(12). If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder's purchase of such number of Series G Preferred Shares in the Remarketing, providing that the Fixed Rate is not less than such specified rate.

                  (f) If holders submit Notices of Election to retain all of the Series G Preferred Shares then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing been held on the related Remarketing Date.

                  (g) On any Remarketing Date on which the Remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the Liquidation Amount thereof, Series G Preferred Shares tendered or deemed tendered for purchase. If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Preferred Securities tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at a price of $100,000 per Series G Preferred Share (or $1,000 per Depository Share), prior to 4:00 P.M., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum, if any, that will enable it to remarket all Series G Preferred Shares tendered or deemed tendered for Remarketing at a price of $100,000 per Series G Preferred Share (or $1,000 per Depository Share). By approximately 4:30 P.M., New York City time, on a Remarketing Date, the Remarketing Agent shall advise, by telephone, (i) the Clearing Agency Participant, the Company and the Calculation Agent of any new Fixed Rate established pursuant to the Remarketing and the number of remarketed Series G Preferred Shares sold in the Remarketing; (ii) each purchase of a remarketed Series G Preferred Shares (or the Clearing Agency Participant thereof) of such new Fixed Rate and the number of remarketed Series G Preferred Shares such purchaser is to purchase; and (iii) each purchaser to give instructions to its Clearing Agency Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the remarketed Series G Preferred Shares purchased through the facilities of the Clearing Agency Participant.

                  (h) If the Remarketing Agent is unable to remarket by 4:00 P.M., New York City time on the third Business Day prior to the Remarketing Settlement Date, all Series G Preferred Shares tendered or deemed tendered for purchase at a price of $100,000 per Series G Preferred Share (or $1,000 per Depository Share), the Distribution Rate for the next Distribution Period shall be the Floating Rate and the new Distribution Period shall be a Floating Rate Period. In such case, no Series G Preferred Shares will be sold in the Remarketing and each Holder will continue to hold its Series G Preferred Shares at such Floating Rate during such Floating Rate Period.

                  (i) All Series G Preferred Shares tendered or deemed tendered in the Remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of the Clearing Agency against payment of the purchase price therefore on the Remarketing Settlement Date. The Remarketing Agent will make payment to the Clearing Agency Participant of each tendering holder of Series G Preferred Shares in the Remarketing through the facilities of the Clearing Agency by the close of business on the Remarketing Settlement Date. In accordance with the Clearing Agency's normal procedures, on the Remarketing Settlement Date, the transaction described above with respect to each Series G Preferred Share tendered or deemed tendered for purchase and sold in the Remarketing will be executed through the Clearing Agency and the account of the Clearing Agency Participant, will be debited and credited and such Series G Preferred Shares delivered by book entry as necessary to effect purchases and sales of such Series G Preferred Shares. The Clearing Agency is expected to make payment in accordance with its normal procedures. This Section 2(12)(i) shall not apply if Definitive Preferred Securities Certificates have been issued.

                  (j) If any holder selling Series G Preferred Shares in the Remarketing fails to deliver such Series G Preferred Shares, the Clearing Agency Participant of such selling holder and of any other person that was to have purchased Series G Preferred Shares in the Remarketing may deliver to any such other person a number of Series G Preferred Shares that is less than the number of Series G Preferred Shares that otherwise was to be purchased by such person. In such event the number of Series G Preferred Shares to be so delivered will be determined by such Clearing Agency Participant and delivery of such lesser number of Series G Preferred Shares will constitute good delivery. This Section 2(12)(j) shall not apply if Definitive Preferred Securities Certificates have been issued.

                  (k) The Remarketing Agent is not obligated to purchase any Series G Preferred Shares that would otherwise remain unsold in a Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Series G Preferred Shares for Remarketing.

                  Section 3. Liquidation. (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series G Preferred Shares are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of shares ranking junior to the Series G Preferred Shares upon liquidation, liquidating distributions in the amount of the stated value of $100,000 per share (equivalent to $1,000 per Depository Share), plus all accumulated and unpaid Distributions (whether or not declared) for the then current and all past Distribution Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Series G Preferred Shares and any other shares of the Company ranking as to any such Distribution on a parity with the Series G Preferred Shares are not paid in full, the holders of Series G Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series G Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

                  (2) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.

                  (3) For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall be deemed not to be a liquidation, dissolution or winding up of the Company.

                  Section 4. Redemption. (1) The Series G Preferred Shares are redeemable at the option of the Company, in whole or in part (i) on the last Distribution Payment Date relating to the Initial Fixed Rate Period, (ii) on such dates with respect to any other Fixed Rate Period as we may determine prior to the commencement of such Fixed Rate Period or (iii) at any time during a Floating Rate Period, at a cash redemption price of $100,000 per share (equivalent to $1,000 per Depository Share), plus all accumulated and unpaid Distributions (whether or not declared) to and including the date of redemption (the "Redemption Price").

                  (2) If fewer than all of the outstanding Series G Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

                  (3) Notwithstanding the foregoing, if an amount equal to full Distributions for all past Distribution Periods on the Series G Preferred Shares has not been paid to holders of record of Series G Preferred Shares entitled to receive Distributions as set forth above by the Company, no Series G Preferred Shares shall be redeemed (except as provided in clause (9) below) unless all outstanding Series G Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire, directly or indirectly, any Series G Preferred

Shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of Series G Preferred Shares.

                  (4) Except as expressly provided hereinabove, the Company shall make no payment or allowance for unpaid Distributions, whether or not in arrears, on Series G Preferred Shares called for redemption.

                  (5) Notice of redemption shall be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 or more than 60 days prior to the date fixed for redemption thereof. A similar notice will be mailed by the Company by first class mail, postage prepaid, to each record holder of the Series G Preferred Shares to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. Each notice shall state: (i) the Redemption Date; (ii) the number of Series G Preferred Shares to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that Distributions on the shares to be redeemed will cease to accumulate on such Redemption Date. If fewer than all the Series G Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series G Preferred Shares to be redeemed from such holder.

                  (6) In order to facilitate the redemption of Series G Preferred Shares, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

                  (7) Notice having been given as provided above, from and after the date fixed for the redemption of Series G Preferred Shares by the Company (the "Redemption Date") (unless the Company shall fail to make available the money necessary to effect such redemption), all Distributions on the Series G Preferred Shares called for redemption will cease to accrue. From and after the Redemption Date the holders of shares selected for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the Redemption Price from the Company, less any required tax withholding amount, without interest thereon. Upon surrender in accordance with such Notice of the certificate representing such Series F Preferred Shares (and endorsement or assignment of transfer, if required by the Company and so stated in the Notice) the Redemption Price shall be paid out of the funds provided by the Company and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares.

                  (8) Any Series G Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                  (9) The Series G Preferred Shares are subject to the provisions of Article IX of the Charter, including, without limitation, the provisions for the redemption of Excess Stock (as defined in such Article). Notwithstanding the provisions of Article IX of the Charter, Series G Preferred Shares which have been exchanged pursuant to such Article for Excess Stock may be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors, at any time when outstanding Series G Preferred Shares are being redeemed.

                  Section 5. Voting Rights. The Series G Preferred Shares shall not have any voting powers either general or special, except as required by law and except that:

                  (1) If full cumulative Distributions on the Series G Preferred Shares, or any other series of preferred stock of the Company ranking on a parity with the Series G Preferred Shares as to dividends or upon liquidation (any such series, a "Parity Preferred Series"), for six quarterly Distribution Payment Periods, whether or not consecutive, are in arrears and unpaid, (such failure to pay by the Company, a "Distribution Default"), the holders of all outstanding Series G Preferred Shares and any Parity Preferred Series, voting as a single class without regard to series, will be entitled to elect two additional Directors until all Distributions in arrears and unpaid on the Series G Preferred Shares and any Parity Preferred Series have been paid or declared and funds therefor set apart for payment. At any time when such right to elect Directors separately as a class shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of Series G Preferred Shares and shares of any Parity Preferred Series of the Company then outstanding shall, call a special meeting of stockholders for the election of such Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Stockholders of the Company and the holders of all outstanding Series G Preferred Shares and shares of any Parity Preferred Series are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Stockholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Stockholders of the Company or until their respective successors shall be elected and qualified, or, if sooner, until an amount equal to all Distributions in arrears and unpaid have been paid or declared and funds therefor set apart for payment. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Distribution Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director or Directors elected as aforesaid.

                  (2) The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares and any Parity Preferred Series, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking senior to the Series G Preferred Shares and shares of each Parity Preferred Series as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. Subject to the preceding sentence, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares, voting separately as a class, will be required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary, if such action would materially and adversely alter or change the powers, preferences, privileges or rights of the Series G Preferred Shares.

                  (3) Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of shares of any class or series (including additional preferred stock of any series) that rank junior to or on a parity with the Series G Preferred Shares as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Company.

                  Section 6. Conversion. The Series G Preferred Shares are not convertible into shares of any other class or series of the capital stock of the Company.

                  IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf and attested to by the undersigned on this 26th day of May, 2004 and the undersigned acknowledges under the penalties of perjury that these Articles Supplementary are the corporate act of said Company and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                                         FIRST INDUSTRIAL REALTY TRUST, INC.

                                         By: /s/ John Clayton
                                             -----------------------------------
                                             Name: John H. Clayton

                                             Title: Vice President -- Corporate
                                                    Legal and Secretary

Attest:

By:    /s/ Scott A. Musil
    ---------------------------------------
    Name: Scott A. Musil
    Title: Senior Vice President,
           Controller, Treasurer
           and Assistant Secretary